FNC TRUST FNC GROUP, N.A.
          INVESTMENT ADVISORY/CODE OF ETHICS TO THE FIRST OMAHA FUNDS

I.   General Principal:
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     The code is based on the principal that the officers, directors and employees of FNC Trust Group, N.A. have a responsibility to the shareholders of the First Omaha Funds (Fund) to conduct their personal securities transactions in a manner which does not interfere with the securities transactions of the Fund or otherwise take unfair advantage of their relationship to the Fund. The Fund shareholders' interest must be considered first at all times. Persons covered by this code must adhere to this general principal as well as comply with the codes' specific provisions. It bears emphasis that technical compliance with the codes' procedures will not automatically insulate from scrutiny trades that exhibit a pattern of abuse of the individuals' fiduciary duties and responsibilities.

II.  Legal requirements:
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     Rule 17j-1(a) under the Investment Company Act of 1940, "Act", makes it unlawful for any officer or director as well as other persons of the investment advisor in connection with the purchase or sale by such person of a security held or to be acquired by any investment portfolio:

     1. To employ the device, scheme or artifice to defraud any investment portfolio or the fund;
     2. To make to any client or the Fund, any untrue statement of a material fact or omit to state to the client or the Fund a material fact necessary in order to make the statements made in light of the circumstances made not misleading;
     3. To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on any investment portfolio or the Fund;
     4. To engage in any manipulative practice with respect to an investment portfolio of the Fund.

     A security is held or to be acquired if within the most recent 15 days it
     (1) is or has been held by an investment portfolio or the Fund, or (2) is being or has been considered for purchase by an investment portfolio or a fund. A purchase or sale includes the writing of an option to purchase or sell.

III. Investment Advisor:
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     "Access Person" is each director, officer or advisory person of the Bank who in connection with their regular duties makes, participates or obtains information about the purchase or sale of a security by the Fund or whose functions relate to the making of an recommendations with respect to said purchase or sales and

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     any person in a control relationship to the Bank in
     its advisory capacity. For the purposes of the Code of Ethics, "Access Persons" includes employees and their immediate family members. See Appendix A for a list of access persons and advisory persons.

No Access Person shall engage in any act, practice or course of contact that violate the provisions of Rule 17j1-(a) set forth above. In addition, the policy will eliminate any act, practice or course of contact that appears to violate Rule 17j1-(a) or involve the appearance of a conflict of interest.

IV.  Personal Investing Restrictions:
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     1.   No Access Person shall acquire any securities in an initial public offering.
     2. No Access Person shall acquire any security in a private placement prior to receiving approval from the Trust Committee. The approval process will consider the following:

          a. Whether the investment opportunity should be reserved for the Fund.
          b. Whether the opportunity was offered to the investment personnel due to their position with the Bank or Fund. Additional factors may also be considered depending on individual circumstances.
          c. Access Persons who have been authorized to acquire securities in a private placement are required to disclose that investment when the Bank, in its investment advisory capacity considers an investment in any security of the issuer of the private placement in the Fund. Decisions by the Bank in its investment advisory capacity to purchase securities of the same issuer shall be subject to an independent review by investment personnel of the Bank with no personal interest in the issuer.

     3. No Access Person may knowingly execute a securities transaction on a day during which the Bank in its investment advisory capacity has a "pending buy" or "sell" order in that same security by the Fund until that order is executed or withdrawn.

     4. Advisory persons shall pre-clear any securities transaction with the Code Officer. Approval will take into account, among other factors, whether the Bank in its investment advisory capacity has traded or will trade such security in the Fund within seven (7) calendar days before or after such transaction, whether such transaction represents a short-term (60 days or less) transaction and whether the transaction in any way might constitute the breach of any duty of the Bank in its investment advisory capacity to the Fund. Investments due to unforeseen circumstances may be addressed to the Trust Committee for special consideration. The prohibition includes

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          restrictions on option trading and short sales of securities.  Pre-
          clearance shall not absolve any person of any obligation under any other provision thereunder.

     5. All Access Persons shall supply the Code Officer within ten days after the end of each calendar quarter, statements for all personal securities accounts, including the following information considering each of their securities transactions during such calendar quarter.

          a.   The date of the transaction, the title, the number of security shares and the principal amount of each security involved.
          b.   The nature of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition).
          c.   The price at which the transaction was affected.
          d. The name of the broker dealer or bank with or through whom the transaction was affected.
          e. No person however, shall be required to make a report (1) with respect to transactions effected for an account over which such person does not have direct or indirect influence or control, (2) where a report made would duplication information reported pursuant to rules under the investment advisors Act of 1940 or
               (3) if the transactions involved securities of the Government of the United States, Bankers acceptance, Bank certificates of deposit and shares of open-end investment companies.

V.   Acceptances of Gifts:
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Access Persons are prohibited from receiving any gift or other item from any person or entity in business with or on behalf of the Bank in its investment advisory capacity to the Fund. The following circumstances would enable Access Persons to accept something of value from an individual or entity in business with or on behalf of the Bank in its investment advisory capacity: a) acceptance of gifts or favors based on obvious family or personal relationships when those circumstances make it clear that it is those relationships, rather then the business relationship with the Bank which are the motivating factor;
b) acceptance of meals, refreshments, travel arrangements or accommodations or entertainment, all of reasonable value in the course of a bona fide business meeting; c) acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of employees, such as home mortgage loans, except where prohibited by law; d) acceptance of advertising or promotional materials of reasonable value; e) acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers; f) acceptance of gifts of reasonable value related to commonly recognized holidays or special events; g) acceptance of civic, charitable, or educational or other organizational awards for recognition of services and accomplishment.

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     If an Access Person is offered or receives something of value beyond what is authorized, then the Access Person must disclose that fact to the Bank.

VI.  Service on Outside Boards:
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     Access Persons are prohibited from serving on The Board of Directors of publicly traded companies, absent prior authorization from an active member of the Bank's Executive Committee. The Executive Committee members must determine that the service on the Board of Directors would be consistent with the interest of the Bank in its investment advisory capacity. Generally, approval will be granted in only exceptional circumstances. If approval is granted, Access Persons serving as directors will be prohibited from discussing non-public information with other Access Persons. Access Persons serving as directors will not be involved with investment decisions regarding that issue.